Exhibit 4.20

MEMORANDUM ON ADJUSTMENT OF RENT OF LAND USE RIGHTS

Pursuant to the Notice on Adjustment of Rent of Land Use Rights (zhongguoshihuacaichan [2006] No. 22) in 2006, and the Memorandum on Adjustment of Rent of Land Use Rights, dated March 31, 2006, each made by and between China Petrochemical Corporation ("Sinopec Group Company") and China Petroleum & Chemical Corporation ("Sinopec"), it is acknowledged that the total area of land leased from Sinopec Group Company by Sinopec is 436,932,951.23 square meters and the annual rent payable for the leased land is RMB 3,234,411,222.42.  Sinopec Group Company and Sinopec, after arm’s-length negotiations, hereby agree to adjust the rent of land use rights payable for 2008 as follows:

I.
Reduce the land leased by Sinopec from Sinopec Group Company by 20,219,428.80 square meters, as returned by Sinopec, and reduce rent of land use rights payable for the returned land by RMB 263,049,809.85 (calculated based on the rent standard for land use rights in 2007).

II.	Increase the rent of land use rights payable for 2008 by RMB 1,263,066,309.56, and the rent of land use rights payable for 2008 is accordingly increased to RMB 4,234,427,722.13.

After the adjustment, the total area of land leased by Sinopec is 416,713,522.44 square meters and the rent of land use rights payable to Sinopec Group Company by Sinopec for 2008 is RMB 4,234,427,722.13.

China Petrochemical Corporation
/s/ Su Shulin
August 22, 2008

China Petroleum & Chemical Corporation
/s/ Wang Tianpu
August 22, 2008